Exhibit 99.1

Press Release Montrouge, France, January 7, 2021

DBV Technologies Announces Change in U.S. Reporting Status and Final Approval of Global Restructuring Process

DBV Technologies S.A. (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT), a clinical-stage biopharmaceutical company, today announced that it has determined that it now qualifies as a U.S. domestic issuer rather than a foreign private issuer in the United States.

As of January 1, 2021, DBV Technologies is subject to U.S. Securities and Exchange Commission (SEC) and other rules and regulations applicable to U.S. domestic issuers, in addition to applicable French and EU regulations. DBV will be required to file with the SEC periodic reports (including current reports on Form 8-K and quarterly reports on Form 10-Q) and registration statements on U.S. domestic issuer forms. Pursuant to SEC rules, the Company will prepare its consolidated financial statements in accordance with generally accepted accounting principles in the United States (US GAAP). Additionally, the Company will continue to prepare consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union, for release in France and the European Union. Beginning January 1, 2021, the Company’s consolidated financial information filed with the SEC and with the Autorité des marchés financiers (AMF) (including in the Company’s Universal Registration Document) will be reported in US dollars.

Today, the Company also announced that the process implementing the Employment Safeguard Plan in France has been approved. DBV initiated this global restructuring plan in June 2020 to provide operational latitude to progress the clinical development and regulatory review of investigational Viaskin™ Peanut in the United States and European Union. The full implementation of the restructuring plan will result in a reduction of more than 200 jobs, resulting in a remaining global team of 90 individuals dedicated to the pursuit of innovation and scientific development of novel therapies. DBV expects all head-count reductions to be completed by the end of the first quarter of 2021. DBV will retain its core expertise in clinical development, patch engineering and manufacturing, U.S. and EU market insights, and EPIT biology.

Press Release

“This approval represents a significant milestone for DBV,” said Daniel Tasse, Chief Executive Officer. “We believe our restructuring efforts will yield a leaner organization, enable us to achieve greater financial flexibility, and allow us to best position ourselves as we navigate the late stages of clinical development. I would like to thank all of our DBV colleagues, past and present, who have contributed to the advancement of epicutaneous immunotherapy and to celebrate the talented team that will propel us forward. This is a team of individuals who embody our corporate values of collaboration, curiosity, courage, and credibility.”

As a result of the ongoing global restructuring, DBV has been able to simplify business processes across the Company’s global operations. DBV Technologies expects continued deceleration in its average monthly cash burn through the second half of 2021. DBV Technologies expects full implementation of the organization-wide cost reduction measures to be completed by the second half of 2021, at which point DBV forecasts it will have reduced its average monthly cash burn by 40-50% as compared to the first half of 2020. Based on current assumptions regarding the progress of its regulatory dossier and in light of the final approval of the plan, DBV expects these cost-reduction efforts to significantly extend the Company’s cash runway to the second half of 2022.

About DBV Technologies

DBV Technologies is developing Viaskin™, an investigational proprietary technology platform with broad potential applications in immunotherapy. Viaskin is based on epicutaneous immunotherapy, or EPIT™, DBV’s method of delivering biologically active compounds to the immune system through intact skin. With this new class of non-invasive product candidates, the Company is dedicated to safely transforming the care of food allergic patients. DBV’s food allergies programs include ongoing clinical trials of Viaskin Peanut. DBV Technologies has global headquarters in Montrouge, France and offices in Bagneux, France, and North American operations in Summit, NJ and New York, NY. The Company’s ordinary shares are traded on segment B of Euronext Paris (Ticker: DBV, ISIN code: FR0010417345), and the Company’s ADSs (each representing one-half of one ordinary share) are traded on the Nasdaq Global Select Market (Ticker: DBVT).

Press Release

Forward Looking Statements

This press release may contain forward-looking statements and estimates, including statements regarding the implementation of the Company’s global restructuring plan, the potential benefits of the proposed restructuring of the Company’s business and the Company’s ability to realize those benefits, potential cost savings, the Company’s forecast of its cash runway and reduced monthly cash burn, the preparation of new and additional financial statements, and anticipated future filings with U.S., E.U., and French securities regulators. These forward-looking statements and estimates are not promises or guarantees and involve substantial risks and uncertainties. At this stage, the products of the Company have not been authorized for sale in any country. Among the factors that could cause actual results to differ materially from those described or projected herein include uncertainties associated generally with research and development, clinical trials and related regulatory reviews and approvals, including the impact of the COVID-19 pandemic, the Company’s ability to successfully execute on its restructuring plans, the Company’s ability to prepare financial statements in accordance with US GAAP, and risks related to the regulatory and compliance burden associated with reporting as a U.S. domestic issuer. Furthermore, the timing of any action by any regulatory entity cannot be guaranteed, particularly in light of the COVID-19 pandemic. A further list and description of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements in this press release can be found in the Company’s regulatory filings with the French AMF, the Company’s SEC filings and reports, including in the Company’s Annual Report on Form 20-F for the year ended December 31, 2019, and future filings and reports by the Company. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements and estimates, which speak only as of the date hereof. Other than as required by applicable law, DBV Technologies undertakes no obligation to update or revise the information contained in this press release.

Press Release

Investor Relations Contact

Anne Pollak

+ 1 (857) 529-2363

anne.pollak@dbv-technologies.com

Media Contact

Angela Marcucci

+1 (646) 842-2393

angela.marcucci@dbv-technologies.com